Exhibit 10.24

TIFFANY & CO.

Executive Long Term Disability Plan Overview

March 19, 2013

TIFFANY & CO. AND CERTAIN AFFILIATED COMPANIES

EXECUTIVE LONG TERM DISABILITY PLAN

OVERVIEW

Covered Compensation

$900,000
Individual Temporary Total
Disability Benefit
5 Year Renewable Term
5 Year Term Benefits
40% of Excess Compensation
up to $10,000 per Month
(Medical Underwriting)
$600,000

Individual Non-Cancellable Disability Benefit
30% of Compensation
Maximum Monthly Benefit Up to $15,000
($10,000 Guaranteed Standard Issue
and $5,000 Fully Underwritten)

Group Long Term Disability Benefit
30% of Compensation
Maximum Monthly Benefit up to $15,000
(Guaranteed Standard Issue)
	181st day	Age 65

The Executive Long Term Disability Plan is a combination of Group and Individual Long Term Disability Benefits

TIFFANY & CO. AND CERTAIN AFFILIATED COMPANIES

EXECUTIVE LONG TERM DISABILITY COVERAGE FOR

Executive Name

SUMMARY OF CONTRACT PROVISIONS

•

You have a benefit of 60% of covered compensation after 180 days of disability up to a maximum combined monthly benefit of $15,000 under the Individual (Non-Can) and $15,000 under the Group Long Term Disability benefit and 40% of excess compensation over $600,000 up to a maximum monthly benefit of $10,000 under the Individual Temporary Total Disability benefit. The maximum total monthly benefit under all coverages is $40,000.

•	The maximum covered compensation of base salary plus average of the last three years bonus is $900,000.

•

The definition of total disability under your Individual Non-Cancellable (Non-Can) policy is: You are unable to perform the substantial and material duties of your occupation, to age 65 and are not engaged in any other gainful occupation.

•	Your Individual Non-Can benefit will not be reduced by Social Security or workers compensation; however, the Group LTD will be reduced.

•	You are eligible for Mental and Nervous benefits to age 65 under the Individual Non-Can LTD portion of the Plan and for 24 months under the Group LTD benefits.

•	The Non-Can LTD monthly benefit portion is portable up to $15,000 a month and with no portability under the Group Long Term Disability.

•	You will have a Tax-Free Benefit.

•

The Non-Can LTD portion provides proportionate benefits payable to age 65 if you eventually return to your regular occupation or another occupation on a part time or full time basis with a decreased level of earnings, while you are considered partially disabled. For the first 12 months a more liberal workers incentive benefit formula is used.

•

Conversion to Individual Long Term Care (Lifetime Continuation). This benefit is built into the policy and allows an insured to convert the policy to a $3,000 per month Long Term Care policy between the ages of 60 and 70 without evidence of insurability.

•

The Work Incentive Benefit continues Total Disability benefits after returning to work with an income loss, provided earnings plus benefit does not exceed prior income. The benefit period is 12 months.

•	Recovery Benefits are paid upon return to full-time work while still experiencing a loss of income due to earnings lag associated with rebuilding bonus or client base. The benefit period is to age 65.

•

Rates are discounted under the Non-Can LTD portion of your coverage. These rates can never increase prior to age 65. If you terminate employment and wish to continue coverage, you will receive the same discount.

•

No medical examination, blood test, or financial documentation is required during open enrollment for the Individual Non-Can policy up to $10,000 and the Group Long Term Disability monthly benefit up to $15,000. However, there is a medical questionnaire for the Individual Non-Can policy for benefits from $10,001 and above, and there is medical underwriting for the Individual Temporary Total Disability benefits.